Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Pfeiffer High Investor Relations, Inc.
Geoff High
303-393-7044

DYNAMIC MATERIALS REPORTS FOURTH QUARTER

AND FULL-YEAR FINANCIAL RESULTS

Selected Highlights:

•       Q4 revenue of $54.3 million exceeds forecasts, increases 21% vs. Q4 last year

•       Q4 diluted EPS improves to $0.27 vs. $0.10 in year-ago Q4

•      Fiscal 2011 revenue increases 35% to $208.9 million versus fiscal 2010; full-year diluted EPS improves to $0.93 from $0.40 in prior year

•      Oilfield Products segment starts 2012 with acquisition of perforating gun manufacturer

BOULDER, Colo. — February 23, 2012 — Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), a diversified provider of industrial products and services, and the world’s leading manufacturer of explosion-welded clad metal plates, today reported financial results for its fourth quarter and fiscal year ended December 31, 2011.

Fourth quarter sales were $54.3 million, up 21% from $44.8 million reported in last year’s fourth quarter and down 1% from third quarter sales of $54.9 million.  Sales were well above the Company’s prior forecast, which anticipated a 10% sequential decline versus third quarter sales.  Fourth quarter gross margin was 27% versus 22% in the year-ago fourth quarter and 27% in the third quarter.

Operating income was $5.2 million, up 241% compared with $1.5 million in the fourth quarter last year, and down 9% from $5.7 million reported in the third quarter.  Net income was $3.6 million, or $0.27 per diluted share, up 174% from net income of $1.3 million, or $0.10 per diluted share, in the year-ago fourth quarter and down from net income of $4.3 million, or $0.32 per diluted share, in the third quarter.

Adjusted EBITDA was $8.7 million, an increase of 62% from $5.4 million in last year’s fourth quarter, and a decrease of 9% from $9.6 million in the third quarter.  Adjusted EBITDA is a non-GAAP (generally accepted accounting principle) financial measure used by management to measure operating performance.  See additional information about adjusted EBITDA at the end of this news release, as well as a reconciliation of adjusted EBITDA to GAAP measures.

Explosive Metalworking

DMC’s Explosive Metalworking segment reported sales of $31.0 million, up 21% from sales of $25.6 million in the fourth quarter last year.  Operating income increased 249% to $4.3 million from $1.2 million in the 2011 fourth quarter.  Adjusted EBITDA was $5.7 million, an improvement of 105% from $2.8 million in the comparable year-ago quarter.  The segment closed the year with an order backlog of $45 million versus $47 million at the end of the third quarter.

Oilfield Products

Sales at DMC’s Oilfield Products segment increased 29% to $21.2 million from $16.5 million in the prior year’s fourth quarter. Operating income was $2.2 million, up 94% from $1.1 million in last year’s fourth quarter, while adjusted EBITDA was up 43% to $3.4 million from $2.4 million in the 2010 fourth quarter.

AMK Welding

DMC’s AMK Welding segment reported fourth quarter sales of $2.1 million, down 24% from $2.7 million in the prior year’s fourth quarter.  Operating income was $314,000 compared with $611,000 in the same quarter of 2010, and adjusted EBITDA was $424,000 versus $732,000 in the prior year’s fourth quarter.

Full-year Results

Sales for 2011 were $208.9 million, a 35% increase versus sales of $154.7 million in 2010. Gross margin improved to 27% from 24% in the prior year. Operating income improved 168% to $18.2 million from $6.8 million, while net income advanced 137% to $12.5 million, or $0.93 per diluted share, from net income of $5.3 million, or $0.40 per diluted share, in the prior year. Adjusted EBITDA increased 56% to $32.9 million versus $21.0 million in 2010.

The Explosive Metalworking segment reported full-year sales of $126.2 million, up 28% from $98.6 million in 2010.  Operating income was $16.1 million, up 115% from $7.5 million in the prior year. Adjusted EBITDA increased 64% to $21.9 million compared with $13.4 million in 2010.

Full-year sales at DMC’s Oilfield Products segment increased 61% to $72.8 million from $45.3 million in 2010.  Excluding incremental sales contributions of $5.7 million from operations acquired during last year’s second quarter, Oilfield Product sales increased $21.7 million, or 48%, versus 2010.  The segment reported full-year operating income of $6.2 million, up 155% from $2.4 million in 2010.  Adjusted EBITDA improved 64% to $11.1 million from $6.8 million in 2010.

AMK Welding recorded full-year sales of $9.9 million, down 9% from $10.8 million in 2010. Operating income was $2.1 million versus $2.6 million in the prior year.  Adjusted EBITDA was $2.5 million compared with $3.1 million in 2010.

Management Commentary

Yvon Cariou, president and CEO, said, “We witnessed improved capital spending trends in our Explosive Metalworking end markets throughout 2011, and benefited from consistent strong demand from the oil and gas industry for our oilfield product offerings.  These factors fueled a 35% year-over-year improvement in our sales, well ahead of the 20% to 25% growth rate we forecasted at the beginning of the year.”

“It appears spending activity within many of our explosion welding markets is actually gaining momentum,” Cariou added.  “Our hot list of prospective orders for clad plates is stronger now than it has been in many quarters, and we are actively quoting sizeable potential projects in the chemical processing, upstream oil and gas, and aluminum smelting sectors.”

Commenting on DMC’s second core business segment, Cariou said management believes strong global demand for DMC’s well perforating guns and related equipment also will continue for the foreseeable future.  In January, the Oilfield Products segment acquired substantially all the assets of Whitney, TX-based TRX Industries in a transaction valued at approximately $11 million.  TRX manufacturers a line of perforating guns and is a longtime supplier to the Company.

TRX recorded 2011 sales of $11.6 million, up 87% over sales in 2010, and was solidly profitable.  DMC’s Oilfield Products segment was responsible for approximately 40% of TRX’s 2011 sales.

“Our Oilfield Products business is pursuing additional opportunities to capitalize on the strong demand from the exploration and production sector,” Cariou said.  “Our efforts to capture additional market share will likely involve initial investments in greenfield projects in North America and Russia during the coming year.

Cariou added, “ Our Explosive Metalworking segment is evaluating opportunities in Asia for the establishment of manufacturing capacity and a broader sales and marketing presence.”

Guidance

Rick Santa, senior vice president and chief financial officer, said, “Based on the $45 million year-end backlog at our Explosive Metalworking segment, strong explosion welding quoting activity and positive sales trends in our Oilfield Products segment, we are forecasting that 2012 consolidated sales will increase by 7% to 10% from 2011 sales.  Our forecast may be adjusted later in the year based on our success at booking prospective orders from our Explosive Metalworking hot list and the expected sustained growth of our Oilfield Products segment.

“Our full-year gross margin is expected to improve to a range of 28% to 29% versus the 27% we achieved in 2011.  The anticipated improvement reflects the growth in contributions from our higher margin Oilfield Products business, as well as a more favorable product mix anticipated at our Explosive Metalworking segment.

“For the first fiscal quarter, we are anticipating sales will be flat to up 3% compared to the $45.6 million we reported in last year’s first quarter.  However, gross margin is expected to improve to a range of 26% to 27% from the 23% reported in the same quarter last year.”

Santa said management has budgeted capital expenditures of more than $20 million for 2012.  “This represents a significant increase from the $7.7 million we spent during 2011, and primarily reflects anticipated investments in our Oilfield Products segment,” Santa said.  “In addition to greenfield projects, we intend to invest nearly $2 million in new equipment at the TRX Industries facility in Texas, which currently is running near full capacity.”

DMC’s blended effective tax rate for fiscal 2012 is projected in a range of between 27% and 30%.

Conference call information

Management will hold a conference call to discuss these results today at 5:00 p.m. Eastern (3:00 p.m. Mountain).  Investors are invited to listen to the call live via the Internet at www.dynamicmaterials.com, or by dialing into the teleconference at 877-407-8031 (201-689-8031 for international callers).  No passcode is necessary.  Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days and a telephonic replay will be available through March 1, 2012, by calling 877-660-6853 (201-612-7415 for international callers) and entering the Account Number 286 and the passcode 388603.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of DMC’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing DMC’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and the company’s ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the adjusted EBITDA. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA and adjusted EBITDA are also used by research analysts, investment bankers and lenders to assess operating performance. For example, a measure similar to EBITDA is required by the lenders under DMC’s credit facility.

Because not all companies use identical calculations, DMC’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company’s capital structure on its performance.

All of the items included in the reconciliation from net income to EBITDA and adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles and stock-based compensation) or (ii) items that management does not consider to be useful in assessing DMC’s operating performance (e.g., income taxes and gain on sale of assets). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect DMC’s ability to generate free cash flow or invest in its business. For example, by adjusting for depreciation and amortization in computing EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation serves a global network of industrial customers through two core business segments: Explosive Metalworking and Oilfield Products; as well as a specialized industrial service provider, AMK Welding. The Explosive Metalworking segment is the world’s largest manufacturer of explosion-welded clad metal plates, which are used to fabricate capital equipment utilized within various process industries and other industrial sectors. Oilfield Products is an international manufacturer and marketer of advanced explosive components and systems used to perforate oil and gas wells.  AMK Welding utilizes various specialized technologies to weld components for use in power-generation turbines, and commercial and military jet engines. For more information, visit the Company’s websites at: http://www.dynamicmaterials.com and http://www.dynaenergetics.de.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements, including our guidance for first quarter and full-year 2012 sales, margins and tax rates, capital spending, greenfield projects, growth and diversification prospects, as well as expectations about customer demand, business conditions and growth opportunities, all of which involve risks and uncertainties.  These risks and uncertainties include, but are not limited to, the following: our ability to realize sales from our backlog; our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipments; fluctuations in customer demand; our ability to successfully source and execute upon greenfield growth as well as acquisition opportunities; fluctuations in foreign currencies, changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timing and price of metal and other raw material; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2010.

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

(Dollars in Thousands, Except Share Data)

(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
NET SALES	$54,262	$44,826	$208,891	$154,739
COST OF PRODUCTS SOLD	39,422	34,971	153,445	117,789
Gross profit	14,840	9,855	55,446	36,950
COSTS AND EXPENSES:
General and administrative expenses	4,484	3,706	16,711	13,696
Selling and distribution expenses	3,812	3,217	14,809	11,135
Amortization of purchased intangible assets	1,383	1,417	5,707	5,330
Total costs and expenses	9,679	8,340	37,227	30,161
INCOME FROM OPERATIONS	5,161	1,515	18,219	6,789
OTHER INCOME (EXPENSE):
Gain on step acquisition of joint ventures	—	—	—	2,117
Other income (expense), net	876	601	528	199
Interest expense	(723)	(573)	(1,945)	(3,046)
Interest income	4	4	8	74
Equity in earnings of joint ventures	—	—	—	255
INCOME BEFORE INCOME TAXES	5,318	1,547	16,810	6,388
INCOME TAX PROVISION	1,732	242	4,369	1,133
NET INCOME	3,586	1,305	12,441	5,255
Less: Net loss attributable to non-controlling interest	(13)	(10)	(50)	(10)
NET INCOME ATTRIBUTABLE TO DYNAMIC MATERIALS CORPORATION	$3,599	$1,315	$12,491	$5,265
INCOME PER SHARE:
Basic	$0.27	$0.10	$0.94	$0.40
Diluted	$0.27	$0.10	$0.93	$0.40

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	13,093,517	12,970,214	13,089,691	12,869,666
Diluted	13,101,972	12,980,471	13,099,121	12,881,754

DIVIDENDS DECLARED PER COMMON SHARE	$0.04	$0.04	$0.16	$0.16

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2011 AND 2010

(Dollars in Thousands)

	2011	2010
	(unaudited)

ASSETS

Cash and cash equivalents	$5,276	$4,572
Accounts receivable, net	36,368	27,567
Inventories	43,218	35,880
Other current assets	6,327	4,716

Total current assets	91,189	72,735

Property, plant and equipment, net	41,402	39,806
Goodwill, net	37,507	39,173
Purchased intangible assets, net	42,054	48,490
Other long-term assets	1,274	1,189

Total assets	$213,426	$201,393

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$14,753	$16,109
Customer advances	1,918	1,531
Dividend payable	535	529
Accrued income taxes	780	477
Other current liabilities	10,158	7,529
Lines of credit	13	2,621
Current portion of long-term debt	1,153	9,596

Total current liabilities	29,310	38,392

Lines of credit	26,462	—
Long-term debt	118	14,579
Deferred tax liabilities	10,185	12,083
Other long-term liabilities	1,308	1,255
Stockholders’ equity	146,043	135,084

Total liabilities and stockholders’ equity	$213,426	$201,393

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Dollars in Thousands)

	2011	2010
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,441	$5,255
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation (including capital lease amortization)	5,492	5,383
Amortization of purchased intangible assets	5,707	5,330
Amortization of deferred debt issuance costs	649	587
Stock-based compensation	3,397	3,501
Deferred income tax benefit	(1,587)	(1,708)
Equity in earnings of joint ventures	—	(255)
Gain on step acquisition of joint ventures	—	(2,117)
Loss on disposal of property, plant and equipment	35	34
Change in working capital, net	(16,408)	683

Net cash provided by operating activities	9,726	16,693

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(7,726)	(3,527)
Acquisition of Austin Explosives Company	—	(3,620)
Step acquisition of joint ventures, net of cash acquired	—	(2,065)
Change in other non-current assets	(5)	(53)

Net cash used in investing activities	(7,731)	(9,265)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on syndicated term loans	(22,247)	(22,124)
Borrowings on lines of credit, net	24,191	780
Payments on long-term debt	(663)	(797)
Payments on capital lease obligations	(295)	(304)
Payment of dividends	(2,130)	(2,089)
Payment of deferred debt issuance costs	(435)	—
Contribution from non-controlling stockholder	42	—
Net proceeds from issuance of common stock	177	188
Tax impact of stock-based compensation	(35)	(601)

Net cash used in financing activities	(1,395)	(24,947)

EFFECTS OF EXCHANGE RATES ON CASH	104	(320)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	704	(17,839)

CASH AND CASH EQUIVALENTS, beginning of the period	4,572	22,411

CASH AND CASH EQUIVALENTS, end of the period	$5,276	$4,572

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Explosive Metalworking	$30,979	$25,649	$126,199	$98,570
Oilfield Products	21,219	16,464	72,782	45,332
AMK Welding	2,064	2,713	9,910	10,837

Net sales	$54,262	$44,826	$208,891	$154,739

Explosive Metalworking	$4,301	$1,232	$16,058	$7,461
Oilfield Products	2,224	1,148	6,188	2,426
AMK Welding	314	611	2,056	2,617
Unallocated expenses	(1,678)	(1,476)	(6,083)	(5,715)

Income from operations	$5,161	$1,515	$18,219	$6,789

	For the three months ended December 31, 2011
	Explosive	Oilfield	AMK	Unallocated
	Metalworking	Products	Welding	Expenses	Total
Income from operations	$4,301	$2,224	$314	$(1,678)	$5,161
Adjustments:
Net loss attributable to non-controlling interest	—	13	—	—	13
Stock-based compensation	—	—	—	862	862
Depreciation	875	324	110		1,309
Amortization of purchased intangibles	539	844	—	—	1,383

Adjusted EBITDA	$5,715	$3,405	$424	$(816)	$8,728

	For the three months ended December 31, 2010
	Explosive	Oilfield	AMK	Unallocated
	Metalworking	Products	Welding	Expenses	Total
Income from operations	$1,232	$1,148	$611	$(1,476)	$1,515
Adjustments:
Net loss attributable to non-controlling interest	—	10	—	—	10
Stock-based compensation	—	—	—	964	964
Depreciation	985	369	121	—	1,475
Amortization of purchased intangibles	565	852	—	—	1,417

Adjusted EBITDA	$2,782	$2,379	$732	$(512)	$5,381

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

(unaudited)

	For the twelve months ended December 31, 2011
	Explosive	Oilfield	AMK	Unallocated
	Metalworking	Products	Welding	Expenses	Total
Income from operations	$16,058	$6,188	$2,056	$(6,083)	$18,219
Adjustments:
Net loss attributable to non-controlling interest	—	50	—	—	50
Stock-based compensation	—	—	—	3,397	3,397
Depreciation	3,609	1,394	489	—	5,492
Amortization of purchased intangibles	2,224	3,483	—	—	5,707

Adjusted EBITDA	$21,891	$11,115	$2,545	$(2,686)	$32,865

	For the twelve months ended December 31, 2010
	Explosive	Oilfield	AMK	Unallocated
	Metalworking	Products	Welding	Expenses	Total
Income from operations	$7,461	$2,426	$2,617	$(5,715)	$6,789
Adjustments:
Net loss attributable to non-controlling interest	—	10	—	—	10
Stock-based compensation	—	—	—	3,501	3,501
Depreciation	3,620	1,292	471	—	5,383
Amortization of purchased intangibles	2,271	3,059	—	—	5,330

Adjusted EBITDA	$13,352	$6,787	$3,088	$(2,214)	$21,013

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income attributable to DMC	$3,599	$1,315	$12,491	$5,265
Interest expense	723	573	1,945	3,046
Interest income	(4)	(4)	(8)	(74)
Provision for income taxes	1,732	242	4,369	1,133
Depreciation	1,309	1,475	5,492	5,383
Amortization of purchased intangible assets	1,383	1,417	5,707	5,330

EBITDA	8,742	5,018	29,996	20,083
Stock-based compensation	862	964	3,397	3,501
Other (income) expense, net	(876)	(601)	(528)	(2,316)
Equity in earnings of joint ventures	—	—	—	(255)

Adjusted EBITDA	$8,728	$5,381	$32,865	$21,013